Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Quhuo Limited on Form F-3 of our report dated April 17, 2024, with respect to our audits of the consolidated financial statements of Quhuo Limited as of December 31, 2022 and 2023 and for the years ended December 31, 2022 and 2023 appearing in the Annual Report on Form 20-F of Quhuo Limited for the years ended December 31, 2022 and 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, PRC

September 6, 2024